"ALL SECTIONS MARKED WITH TWO ASTERISKS ("**") REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY PROSPECT MEDICAL HOLDINGS, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT."

                               1992 AMENDMENT TO

                   IPA MEDICARE SHARED RISK SERVICES AGREEMENT


The Undersigned parties to the PacifiCare IPA Medicare Partial Risk Services Agreement between PacifiCare of California ("PacifiCare") and Santa Ana-Tustin Physician's Group, Inc. ("IPA") do hereby amend said Agreement as follows:

1.    Paragraph 1.03 is amended to read as follows:

      1.03 CATASTROPHIC CASE - is any single medical condition, including complications arising from such medical condition, where the total cost of Health Care Services to treat such condition is expected to exceed [ ** ] per condition, regardless of payment source.

2.    Paragraph 3.02 is amended in full to read as follows:

      3.02 STANDARDS - All Medical Services arranged for or provided by IPA and its Member Physicians shall be provided by professional personnel and at physical facilities according to generally accepted standards of medical practice and management in the community. IPA further agrees to provide or arrange for Referrals to Specialist Physicians and facilities as are necessary, appropriate, and in accordance with generally accepted standards of medical practice in the community in compliance with the standards developed by PacifiCare's Quality Assurance Committee. If IPA contracts with Specialist Physicians to provide Medical Services under this Agreement, IPA shall require such Specialist Physicians to provide IPA with the credentialing information set forth herein. IPA shall obtain and maintain information concerning each Member Physician's and Specialist Physician's education, training, references, malpractice liability insurance, hospital staff status, hospital clinical privileges, and hospital staff reappointment dates. Such information shall be kept in a form prescribed by or acceptable to PacifiCare. Upon request, the credentialing information shall be made available to PacifiCare for review or copying.

      IPA acknowledges and agrees that it shall report Member Physicians or Specialist Physicians as required by the California Business and Professions Code Section 805 ("Section 805"). IPA further agrees to maintain and demonstrate to PacifiCare upon request compliance with the following:

      3.02.01 IPA shall use best efforts to ensure that its Member Physicians and Specialist Physicians are licensed by the State of California and have current Drug Enforcement Agency ("DEA") registration. IPA shall immediately notify PacifiCare in writing of any of the following actions taken by or against a Member

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Physician or Specialist Physician: (i) the surrendering, revocation, or suspension of a license; (ii) the surrendering, revocations, or suspension of current DEA registration; (iii) any filing pursuant to Section 805; (iv) any filing pursuant to the National Practitioner Data Bank; (v) the filing of any malpractice claim of more than ten thousand dollars ($10,000); and (vi) a change in hospital staff status or hospital clinical privileges, including any restrictions or limitations.

      3.02.02 In the event that it is determined by PacifiCare that IPA does not obtain and maintain the information set forth in paragraph 3.02, IPA agrees to assist PacifiCare in obtaining credentialing information concerning each Member Physician's and Specialist Physician's education, training, references, malpractice liability insurance, hospital staff status, hospital clinical privileges, and hospital staff reappointment dates. IPA shall obtain from each Member Physician and Specialist Physician a signed waiver, acceptable to PacifiCare, allowing PacifiCare access to such credentialing information at any acute care hospital or health care facility. If IPA is unable to obtain a signed waiver from a Member Physician or Specialist Physician, IPA shall obtain the credentialing information directly from the acute care hospital or health care facility and make such information available to PacifiCare upon request for review and copying.

      3.02.03 IPA agrees to provide access to continuing education programs for its Member Physicians and Specialist Physicians in accordance with the standards established by the California Medical Association for continuing education. The content and delivery of such continuing education programs shall be in the discretion and judgement of IPA, in order to maintain high standards for the delivery of Medical Services pursuant to this Agreement. IPA further agrees to gather, correlate, and distribute to its Member Physicians and Specialist Physicians, information regarding professional medical activities and developments which IPA believes may be of assistance in providing Medical Services pursuant to this Agreement.

      3.02.04 IPA agrees to provide reasonable evidence that all nurses and other ancillary and paramedical personnel who are employed by and contract with IPA or Specialist Physicians are properly licensed by the State of California.

3.    Paragraph 5.02 is amended to read as follows:

      5.02 ADDITIONAL PAYMENTS - Pacificare and IPA agree to provide payments to each other in accordance with the terms of the following programs, if applicable: Hospital Incentive Program, Individual Stop-Loss Program, Benefit Withhold Incentive Program and Mammography Reimbursement Program as specified in Attachments A5, A3, E and C respectively, incorporated in full herein by

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

reference.

To the extent that each party owes an amount to the other party in the risk programs noted above, IPA agrees that PacifiCare shall combine the results of all applicable risk programs such that one aggregate payment is payable to or receivable from IPA. A fully detailed accounting of the results of each program shall accompany the aggregate payment or notice of amount due.

4.   Attachment A4 COST OF CARE - is amended in part to read as follows:

     For purposes of this Agreement, the Cost of Care for Medical Services rendered by IPA to Subscriber shall equal:

     a) [ ** ] of the fees charged by IPA to IPA's fee-for-service patients for the same or similar services, if the same or similar services are rendered by Member Physicians who practice at IPA Facilities; or

     b) [ ** ] of the fees actually paid, if the services are rendered by Specialist Physicians or Outside Providers.

5. Attachment A5 HOSPITAL INCENTIVE PROGRAM is amended in part to read as follows:

     b. HOSPITAL SERVICES BUDGET - The Hospital Services Budget shall equal [ ** ] of the Monthly HCFA Payment for those Subscribers designating IPA as their Participating Medical Group, minus [ ** ] of such HCFA Payment in consideration of the Reinsurance Program as set forth in subsection (c)(4) herein.

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

The effective date of this Amendment is January 1, 1992

By signing below, both parties hereto have executed and agreed to this Amendment.

PACIFICARE, INC                                 IPA

By: /s/ Nancy Freeman                           BY: /s/ Melvin Reich
   --------------------------------                ----------------------------
   Nancy Freeman, Vice President

Date:    7/18/93                               Date:     6/28/93
    -------------------------------                 ---------------------------










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

                                                                     EXHIBIT A

                                ATTACHMENT A

                                Payment Rates
                        Tustin Hospital Medical Center
                For Santa Ana Tustin Physicians Medical Group

Hospital and Emergency Services provided pursuant to this Agreement shall be reimbursed at the rates described below effective 9-1-92:



                LEVEL OF SERVICE                             PER DIEM RATES

         A.     Acute Medical/Surgical                       $  [  **  ]

                ICU/CCU                                      $  [  **  ]

                Detox Adult and Adolescent                   $  [  **  ]

                Rehab Adult and Adolescent                   $  [  **  ]

                Sub Acute (includes 2 Hours rehab)           $  [  **  ]

                Day Treatment                                $  [  **  ]

STOPLOSS:  If total billed charges for a patient's stay equals or exceeds
[ ** ], reimbursement shall be at the above per diems up to stop loss limit and [ ** ] of billed charges for those charges in excess of the stop loss limit.

         B. In the case of authorized emergency room or outpatient Hospital Services, or services not listed above utilized by PacifiCare Subscribers, Hospital agrees to accept [ ** ] of Hospital's usual and customary rates, less any Copayments collected.

                                  PAYMENT RATES
                          Tustin Hospital Medical Center
                  For all Secure Horizons And Pacificare Members

         A. In the case of Hospital Services, Emergency Services and Outpatient Hospital Services utilized by PacifiCare Subscribers, Hospital agrees to accept [ ** ] of Hospital's usual and customary rates, less any Copayments collected.

         B. In the case of Hospital Services utilized by Secure Horizons Subscribers, Hospital agrees to accept [ ** ] for the stay and [ ** ] of Hospital's usual and customary rates, less any Copayments collected, for Emergency and Outpatient Services.

                                 - 4 -